Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus, dated June 9, 2022, and included in this Registration Statement (Form N-2) of Golub Capital BDC, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 29, 2021, with respect to the consolidated financial statements of Golub Capital BDC, Inc. and the effectiveness of internal control over financial reporting of Golub Capital BDC, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 9, 2022